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                                                                    Exhibit 21.1
Subsidiaries of the Company
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InfiniteSpace.com, Corp., a Delaware corporation formed in January 2000 is a wholly-owned subsidiary. InfiniteSpace.com, Corp. is licensed to do business in the State of Florida and the Commonwealth of Massachusetts.